American Safety Insurance Holdings, Ltd.

Reports a Net Loss of $8.2 Million

for the Fourth Quarter 2008

HAMILTON, Bermuda, March 4, 2009 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported a net loss of $8.2 million, or $0.80 per diluted share, for the 2008 fourth quarter, compared to net earnings of $6.8 million, or $0.61 per diluted share, for the same period of 2007. Net operating loss for the quarter, after excluding realized investment losses of $6.0 million, was $2.2 million, or $0.22 per diluted share, compared to net operating earnings of $7.0 million which excludes realized losses of $0.2 million, or $0.63 per diluted share, for the 2007 quarter.

Net earnings for the year ended December 31, 2008 were $0.3 million, or $0.03 per diluted share, compared to $28.2 million, or $2.56 per diluted share, for 2007. Net operating earnings for 2008 were $14.7 million, or $1.37 per diluted share, compared to net operating earnings of $28.5 million, or $2.59 per diluted share, in 2007.

Financial Highlights for the quarter and year included:

▪	Gross premiums written increased 8% for the quarter and 19% for the year.
▪	Net premiums earned increased 35% for the quarter and 17% for the year.
▪	Net investment income was $7.5 million for the quarter and $29.6 million for the year, compared to $7.8 million and $30.3 million, respectively, for 2007.
▪	Cash flow from operations totaled $31.1 million for the quarter and $101.2 million for the year compared to $11.9 million and $67.0 million, respectively, in 2007.
▪	Loss ratio was 70.1% for the quarter and 63.1% for the year, compared to 65.6% and 61.3%, respectively, in 2007.
▪	The combined ratio was 115.4% for the quarter and 106.0% for the year, compared to 105.0% and 97.4%, respectively, in 2007.
▪	Book values per share and per diluted share at December 31, 2008 were $21.12 and $20.55, respectively, compared to $21.53 and $20.81, respectively, at December 31, 2007.

Fourth Quarter Results

The fourth quarter results include $6.0 million of realized losses due to other-than-temporary-impairment of investments, $3.9 million of net prior year adverse reserve development and $1.6 million of reinsurance reinstatement premiums primarily related to the environmental line in New York and a $2.5 million increase in the allowance for reinsurance recoverables. These items, totaling $14.0 million, increased the combined ratio by 17.0 percentage points. The 2007 quarter included $0.2 million of net realized investment losses, $1.8 million of net prior year adverse reserve development and $2.3 million of additional ceded reinsurance premium, primarily in our environmental line, increasing the combined ratio by 11.5 percentage points.

Revenues for the quarter were $48.6 million, an increase of 14.5% over the comparable 2007 quarter. Excluding net realized losses on investments, revenues totaled $54.6 million, or 27.9% over the 2007 quarter. Net premiums earned totaled $46.6 million, an increase of $12.1 million, or 35.2%, over 2007. The increase in net premiums earned, primarily from our diversification efforts, more than offset declines in other lines.

Year End Results

Net earnings for 2008 were negatively impacted by $14.3 million of net realized losses on investments primarily due to other-than-temporary-impairment of investments, $5.4 million of net prior year adverse reserve development primarily related to the environmental line in New York and the reinsurance reinstatement premium and valuation allowance on reinsurance recoverables recorded in the fourth quarter. The 2007 results were negatively impacted by $2.2 million of net prior year reserve development and $2.3 million of additional ceded reinsurance premium primarily in the environmental line.

Revenues for the year were $192.3 million, an increase of 6.3% over 2007. Excluding net realized losses on investments, revenues for the year were $206.7 million, an increase of $25.4 million, or 14.0%, over 2007, due to increased net premiums earned. Net premiums earned from our newer lines of business totaled $56.8 million, an increase of $44.0 million over 2007.

Comments by Management:

Commenting on the results, Stephen R. Crim, Chief Executive Officer, said; “2008 was a difficult year for both the insurance industry and American Safety Insurance. I am disappointed in our fourth quarter performance but, despite the losses we experienced, our balance sheet remains strong, book value remains at $21 per share and we generated over $100 million of positive cash flow from operations last year, significantly increasing our investment portfolio. Newer products resulting from the diversification of our product platform over the past three years generated more than a third of our written premiums in 2008. Short term, we will continue to focus on improving underwriting profitability and operational efficiency. We believe our expanded product base will support future growth when market conditions improve.”

Conference Call

A conference call to discuss fourth quarter 2008 results is scheduled for Thursday, March 5, 2009 at 9:00 a.m. (Eastern Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.bm. If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call. A transcript of the call will be available on the Company’s website beginning several days after the call.

This report contains forward-looking statements and non-GAAP financial measures. The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, premium growth, acquisitions and new products and the impact of new accounting standards. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectability of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions.

About Us:

American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. and American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) VIII by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
William Tepe	Julie McDonald
btepe@amsafety.bm	jmcdonald@amsafety.com
(441) 296-8560	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(Unaudited)

(in thousands except per share data and percentages)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
INCOME STATEMENT DATA: Revenues:
Direct premiums earned	$ 53,678	$ 50,144	$ 201,735	$ 212,757
Assumed premiums earned	12,869	3,814	48,089	9,352
Ceded premiums earned	(19,959)	(19,505)	(75,353)	(73,316)
Net premiums earned	46,588	34,453	174,471	148,793

Net investment income	7,450	7,772	29,591	30,268
Net realized losses	(5,990)	(223)	(14,348)	(311)
Fee income	615	470	2,632	2,145
Other (loss) income	(17)	16	(24)	66
Total revenues	$ 48,646	$ 42,488	$ 192,322	$ 180,961

Expenses:
Losses and loss adjustment expenses	32,677	22,598	110,146	91,184
Acquisition expenses	12,761	7,841	43,484	28,872
Payroll and related expenses	4,693	4,272	20,667	17,268
Other underwriting expenses	4,241	1,919	13,215	9,684
Interest expense	793	799	3,163	3,283
Corporate and other expenses	766	853	153	2,986
Minority interest	1,312	(1,396)	1,153	(1,245)
Total expenses	$ 57,243	$ 36,886	$ 191,981	$ 152,032
(Loss) earnings before income taxes	(8,597)	5,602	341	28,929
Income taxes	(392)	(1,180)	31	737
Net (loss) earnings	$ (8,205)	$ 6,782	$ 310	$ 28,192

Net (loss) earnings per share:
Basic	$ (0.80)	$ 0.63	$ 0.03	$ 2.65
Diluted	$ (0.80)	$ 0.61	$ 0.03	$ 2.56
Weighted average number of shares outstanding:
Basic	10,274,368	10,719,600	10,459,161	10,648,408
Diluted	10,274,368	11,037,556	10,685,933	10,997,206

Loss Ratio	70.1%	65.6%	63.1%	61.3%
Expense Ratio	45.3%	39.4%	42.9%	36.1%
GAAP combined ratio	115.4%	105.0%	106.0%	97.4%

BALANCE SHEET DATA:

Total investments			$ 673,739	$ 617,211
Total assets			1,026,364	934,009
Unpaid losses and loss adjustment expenses			586,647	504,779
Total liabilities			809,340	703,609
Total shareholders’ equity			217,024	230,400

Book value per share			$21.12	$21.53
Book value per diluted share			$20.55	$20.81

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
PREMIUM SUMMARY (in Thousands)

Gross Premiums Written:
Excess and Surplus Lines Segment
Environmental	$ 10,598	$ 11,517	$ 48,275	$ 47,891
Construction	6,322	12,130	34,575	59,533
Products Liability	2,283	1,972	6,780	5,730
Excess	1,361	1,371	7,235	6,322
Property	2,047	1,834	7,752	3,117
Surety	3,068	2,007	11,248	6,438
Healthcare	4,014	-	12,238	-
Total Excess and Surplus Lines Segment	$ 29,693	$ 30,831	$ 128,103	$ 129,031

Alternative Risk Transfer Segment
Specialty Programs	18,663	18,391	79,249	68,097
Total Alternative Risk Transfer Segment	18,663	18,391	79,249	68,097

Assumed Reinsurance Segment	10,575	5,543	53,032	21,242

Total Gross Premiums Written	$ 58,931	$ 54,765	$ 260,384	$ 218,370

Net Premiums Written:
Excess and Surplus Lines Segment
Environmental	$ 6,701	$ 5,138	$ 34,372	$ 31,444
Construction	4,729	8,606	26,649	50,502
Products Liability	1,925	1,587	5,549	3,746
Excess	(478)	(31)	1,088	578
Property	1,537	1,127	5,900	2,145
Surety	2,151	1,714	8,333	6,084
Healthcare	2,609	-	7,955	-
Total Excess and Surplus Lines Segment	$ 19,174	$ 18,141	$ 89,846	$ 94,499

Alternative Risk Transfer Segment
Specialty Programs	12,829	10,888	43,849	34,260
Total Alternative Risk Transfer Segment	12,829	10,888	43,849	34,260

Assumed Reinsurance Segment	11,310	5,543	45,913	21,242
Runoff	257	-	257	-

Total Net Premiums Written	$ 43,570	$ 34,572	$ 179,865	$ 150,001

Net Premiums Earned:
Excess and Surplus Lines Segment
Environmental	$ 7,623	$ 7,248	$ 34,026	$ 36,356
Construction	8,119	12,850	37,358	66,450
Products Liability	1,491	813	4,954	2,382
Excess	(125)	(71)	789	527
Property	1,528	291	4,905	520
Surety	2,096	1,701	7,355	5,469
Healthcare	1,807	-	3,588	-
Total Excess and Surplus Lines Segment	$ 22,539	$ 22,832	$ 92,975	$ 111,704

Alternative Risk Transfer Segment
Specialty Programs	11,270	7,807	38,695	27,737
Total Alternative Risk Transfer Segment	11,270	7,807	38,695	27,737

Assumed Reinsurance Segment	12,523	3,814	42,544	9,352
Runoff	257	-	257	-

Total Net Premiums Earned	$ 46,589	$ 34,453	$ 174,471	$ 148,793